Exhibit 10.37

*The identity of the counterparty to this Agreement and certain other pieces of information that could reasonably be expected to identify the counterparty to this Agreement have been omitted pursuant to a request for confidential treatment and have been filed separately with the U.S. Securities and Exchange Commission.

**Quantitative information contained in Sections IV(c) of this Agreement and in Paragraphs 1 and 9 of Exhibit A to this Agreement has been omitted pursuant to a request for confidential treatment and has been filed separately with the U.S. Securities and Exchange Commission.

***Paragraphs 5 and 7 of Exhibit A to this Agreement have been omitted in their entirety pursuant to a request for confidential treatment and have been filed separately with the U.S. Securities and Exchange Commission.

RESEARCH AGREEMENT

THIS AGREEMENT, made as of the 13th day of December, 2007 (the “Effective Date”), by and between *, a Delaware corporation with a principal place of business at * and OcuSense, Inc. (“Contractor”), a Delaware corporation having its principal place of business at 12707 High Bluff Dr, Suite 200, San Diego, California 92130.

WITNESSETH:

WHEREAS, * and Contractor desire to engage in research regarding the clinical validation of Contractor’s TearLab™ system for the measurement of osmolarity in the tear film (“TearLab™ System”); and

WHEREAS, * and the Contractor desire to engage in such research in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, it is agreed by and between * and Contractor as follows:

SECTION I
NATURE OF RESEARCH

* and Contractor shall engage in research regarding Contractor’s TearLab™ System via validation activities and clinical studies of osmolarity in ocular tears as set forth in Exhibit A (the “Research”). * and Contractor agree to use their commercially reasonable efforts on and to keep each other informed regarding the Research. * and Contractor agree that all Research shall be performed in accordance with Good Clinical Practices and all applicable laws and regulations. Exhibit A is incorporated into this Agreement and made an essential part of this Agreement by this reference.

SECTION II
TIME DEVOTED TO RESEARCH

The parties agree that the amount of time devoted by Contractor in performance of Research will be entirely within the control of Contractor, and that the amount of time devoted by * in performance of the Research will be entirely within the control of *.

SECTION III
PAYMENT

* will pay Contractor as set forth in Exhibit A. Such payment shall be made within thirty (30) days of *’s receipt of Contractor’s invoice.

SECTION IV
TERM AND TERMINATION

This Agreement shall begin on the Effective Date and shall expire on December 31, 2009. Notwithstanding the above, the Agreement may be terminated as follows:

(a)
In the event that any material term or condition of this Agreement is breached by either party, the non-breaching party upon thirty (30) days’ written notice to the other may terminate this Agreement. If any such breach is corrected within the applicable notice period, this Agreement shall continue in force.

(b)
* may terminate this Agreement at any time and for any reason upon written notice to Contractor. Upon such termination of the Agreement, * shall be entitled to retain all beta units of the TearLab™ System and associated test cards set forth in Paragraph 5 of Exhibit A and use such units solely for *’s internal business purposes.

(c)
Contractor may terminate the Agreement for safety reasons associated with the Research upon written notice to *. In the event of such termination by Contractor, *’s option set forth in Paragraph 9 of Exhibit A shall survive the termination by thirty (30) days. In the event of such termination by Contractor before the beginning of the Contractor clinical studies set forth in Paragraph 1 of Exhibit A, Contractor shall refund $** to *. In the event of such termination by Contractor before delivery of all beta units of the TearLab™ System and associated test cards as set forth in Paragraph 5 of Exhibit A, Contractor shall refund to * a pro rata portion of the $** payment made by * for the beta TearLab™ System and associated test cards. For the purposes of any such refund, $** shall be allocated to the beta TearLab™ Systems ($** per unit), and $** shall be allocated to the associated test cards ($** per unit).

**Quantitative information contained in Section IV(c) has been omitted pursuant to a request for confidential treatment and has been filed separately with the U.S. Securities and Exchange Commission.

(d)	In the event of any termination of this Agreement other than material breach by Contractor, all rights of * and obligations of Contractor under Paragraphs 2, 3, 4, and 6 of Exhibit A shall terminate.

(e)	In the event of any termination of this Agreement other than material breach by *, all rights of Contractor and obligations of * under Paragraph 7 of Exhibit A shall terminate.

SECTION V
INDEPENDENT CONTRACTOR

In the performance of the Research, the status of the parties, including their respective employees and agents, shall be that of independent contractors and not as employees or agents, or fiduciaries of the other party, and as such each party shall have no right to make any commitments for or on behalf of the other party. Nothing in this Agreement shall create any association, partnership, or joint venture between the parties.

SECTION VI
CONFIDENTIALLITY AND DOCUMENTS

The parties entered into a confidentiality agreement dated November 26, 2007 regarding the potential use of the TearLab™ System in * and Contractor clinical studies of osmolarity in ocular tears (the “Confidentiality Agreement”). The parties hereby agree that the Confidentiality Agreement shall be applicable to the Research and this Agreement; provided, however that the permitted use by * and Contractor as receiving parties of the Confidential Information of the other party shall include the use of Confidential Information of the other party to the extent necessary for the purposes of this Agreement.

Each party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Research. Each party shall maintain such records and all Confidential Information of the other party contained therein in confidence in accordance with the Confidentiality Agreement. Subject to the terms and conditions of this Agreement, all files, records, documents, and other materials prepared by a party in connection with the Research are and shall remain the exclusive property of such party.

Except as expressly provided in this Agreement, nothing contained herein shall be construed as conferring any license or other rights by implication, estoppel or otherwise. Without limiting the generality of the non-use restrictions set forth in the Confidentiality Agreement, neither party shall (or cause, assist or permit any third party to): (a) use the Confidential Information of the other party, or any data, information or materials derived directly therefrom, to reproduce, generate, create or produce, through reverse-engineering or otherwise, the technology of the party or any derivatives thereof, or (b) file, prosecute, or maintain, in any country, any patent application which directly claims, uses, or relies for support upon the Confidential Information of the other party, or any data, information or materials derived directly therefrom. For sake of clarity, the exceptions to the obligations of confidentiality and non-use assumed by the parties on page 2 of the Confidentiality Agreement are applicable to the immediately preceding sentence.

SECTION VII
INDEMNIFICATION

Contractor shall indemnify, defend, and hold * harmless from and against all third party claims and actions, and all expenses incidental to such claims or actions, including reasonable attorney’s fees, based upon or arising out of damage to property or injuries or death to persons or other tortious acts directly caused or contributed to by Contractor or anyone acting under its direction or control, or on its behalf in the course of the Research provided Contractor’s aforesaid indemnity and hold harmless agreement shall not be applicable to the extent any such claims or actions are based upon the negligence or intentional malfeasance of *.

* shall indemnify, defend, and hold Contractor harmless from and against all third party claims and actions, and all expenses incidental to such claims or actions, including reasonable attorney’s fees, based upon or arising out of damage to property or injuries or death to persons or other tortious acts caused or contributed to by * or anyone acting under its direction or control, or on its behalf in the course of the Research provided *’s aforesaid indemnity and hold harmless agreement shall not be applicable to the extent any such claims or actions are based upon the negligence or intentional malfeasance of Contractor.

SECTION VIII
NOTICE

For the purposes of this Agreement, notices and demands shall be deemed given when received at the following address:

To *:	*

To Contractor:		OCUSENSE, INC.
12070 High Bluff Dr., Suite 200
San Diego, California 92130
		Attention:	Eric Donsky, CEO

Either party may change such address by giving the other party notice of such change in the aforesaid manner, except notices of changes of address shall only be effective upon receipt.

SECTION IX
SEVERABILITY

The invalidity of any such provision or provisions of this Agreement shall not affect any other provisions of this Agreement, which shall remain in full force and effect, nor shall the invalidity of a portion of any provision of this Agreement affect the balance of such provision.

SECTION X
REMEDIES

Nothing in the Agreement shall be construed to limit the parties’ remedies at law or in equity.

SECTION XI
INSURANCE

Contractor and * shall maintain at their expense appropriate insurance or self-insurance adequate to meet their respective obligations under Section VII hereinabove. Each party shall furnish certificates of insurance showing compliance with the foregoing requirement upon the other party’s written request.

SECTION XII
FORCE MAJEURE

Neither party shall be responsible or liable for its failure to perform its obligations during any period in which such performance is prevented by acts of God, fire, flood, war, embargo, strikes, explosion, riots, or laws, rules, regulations, instructions, or orders of any governmental authority not brought on by the party unable to perform.

SECTION XIII
MISCELLANEOUS

No provisions of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by officers of Contractor and *. No waiver by either party hereto at any time of any breach by the other party hereto or of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral, or otherwise, express or implied, have been made by either party with respect to the subject matter hereof that are not set forth expressly in this Agreement (other than the Confidentiality Agreement.) This Agreement shall be governed by and construed in accordance with the laws of the State of *. This Agreement supersedes, amends, restates and replaces any prior agreement(s) entered into between Contractor and * relating to the subject matter hereof, and all such prior agreement(s) are hereby canceled and terminated and are of no further force of effect, with the exception that the Confidentiality Agreement shall remain in effect in accordance with its terms and shall apply to the Research and this Agreement. Except as otherwise specifically provided herein, neither party shall assign this Agreement or any rights hereunder without the consent of the other party, such consent to not be unreasonably withheld, and any attempted or purported assignment without such consent shall be void, except that either party may assign this Agreement without the other party’s consent to any parent, affiliate, or subsidiary of such party, or in connection with a merger, acquisition, sale of controlling interest, or similar event. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors and assigns. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY IN ANY MANNER, UNDER ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), INDEMNITY, BREACH OF WARRANTY OR OTHER THEORY, FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, STATUTORY OR SPECIAL DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT, INCLUDING LOST PROFITS AND LOSS OF DATA, REGARDLESS OF WHETHER SUCH PARTY WAS ADVISED OF OR WAS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first above written.

*

By:
*
*
Date:	12-13-07

OCUSENSE, INC.

By:	“Eric Donsky”
Eric Donsky
Chief Executive Officer
Date:	12-13-07

EXHIBIT A

1)
* shall pay Contractor $** for (a) the support of Contractor clinical studies of osmolarity in ocular tears using Contractor’s TearLab™ System, including without limitation the study entitled “A Prospective Study to Establish Normative Values, Demographic Variations, Referent Diagnostic Values, Disease Severity Correlations for Dry Eye Disease, and Tearlab Osmometry” ($**) and (b) the items outlined in Paragraph 5 ($**). Contractor shall invoice * for such payment upon execution of this Agreement.

**Quantitative information contained in Paragraph 1 has been omitted pursuant to a request for confidential treatment and has been filed separately with the U.S. Securities and Exchange Commission.

2)	Contractor agrees that * shall be the sole third party corporate sponsor of such Contractor clinical studies and that * shall receive appropriate acknowledgement in the publication of such studies.

3)
Contractor agrees to provide *, under the confidentiality terms of the Agreement, access to all data at the completion of the supported clinical studies described in Paragraph 1 above. * shall have the right to use such data solely for the purposes of evaluating same in connection with consideration of a continuing business relationship with Contractor relating to the results of the Research. * shall not make any other use of such data without the prior written consent of Contractor.

4)
* shall be the only third party corporate institution to have access to the data described in Paragraph 3 above prior to the publication of the data. Notwithstanding the foregoing, * agrees that such data can be shared with and presented by corporate entities that do not compete with * in the field of ophthalmology (or their Key Opinion Leaders) for the purpose of supporting product launch of the TearLab™ System.

***Paragraph 5 in its entirety has been omitted pursuant to a request for confidential treatment and has been filed separately with the U.S. Securities and Exchange Commission.

6)
Contractor agrees to provide * with a limited exclusive access to Contractor’s TearLab™ System solely as follows: Until FDA clearance of the first 510(k) for Contractor’s TearLab™ System osmolarity equipment, Contractor agrees that * shall be only third party corporate entity that will have access to the beta units of the TearLab™ System osmolarity equipment for the purpose of conducting dry eye clinical studies for the commercial development of therapeutic compounds indicated for the treatment of dry eye in countries where the TearLab™ System is not approved for commercial sale and use. Contractor reserves the right to provide third parties with access to Contractor’s TearLab™ System in any manner that does not conflict with the foregoing restriction, including without limitation (a) providing commercial units of Contractor’s TearLab™ System to any third parties in countries where Contractor’s TearLab™ System is approved for commercial sale and use, (b) providing access to Contractor’s TearLab™ System to any academic or other non-profit institutions (but not for the purpose of participating in dry eye clinical studies of a third party for the commercial development of therapeutic compounds indicated for the treatment of dry eye), and (c) providing access to the beta units of the TearLab™ System to any third party, including countries where the TearLab™ System is not approved for commercial sale and use, for any purpose other than conducting clinical studies for the commercial development of therapeutic compounds indicated for the treatment of dry eye.

***Paragraph 7 has been omitted in its entirety pursuant to a request for confidential treatment and has been filed separately with the U.S. Securities and Exchange Commission.

8)
If * desires to publish or make public any results of the Research or any data disclosed by Contractor to * under Paragraph 3 above, * shall first submit to Contractor for comment any such proposed manuscript or public release of information at least 45 days prior to its submission or release. No publication or presentation shall be made unless and until all of Contractor’s comments on the proposed publication or presentation have been considered by * and any Contractor Confidential Information has been removed. If requested in writing by Contractor, * shall withhold material from submission for publication or presentation for an additional 90 days to allow for the filing of a patent application or the taking of other measures to establish and preserve Contractor’s proprietary rights. In any publication of studies described in Paragraph 7, * shall acknowledge Contractor’s provision of the beta units.

9)
During the term of the Agreement, Contractor hereby grants * an option to enter into a supply agreement for the purchase of up to ** commercial units of the Contractor’s TearLab™ System and up to ** commercial units of the associated test cards for use in * clinical studies at prices not to exceed $** per commercial unit of the TearLab™ System and $** per commercial unit of the test cards. *, in its sole discretion, shall exercise this option via written notice to the Contractor. Upon receipt of such notice, * and Contractor shall negotiate in good faith an appropriate supply agreement for such TearLab™ Systems and test cards with estimated quantity forecasts and other commercially reasonable terms and conditions.

**Quantitative information contained in Paragraph 9 has been omitted pursuant to a request for confidential information and has been filed separately with the U.S. Securities and Exchange Commission.